Exhibit 99.1

MRV Announces Third Quarter 2012 Financial Results

Network Equipment Revenue Grows 8% Sequentially

CHATSWORTH, Calif., November 9, 2012 — MRV Communications, Inc. (OTCQB: MRVC) (“MRV” or the “Company”), a leading provider of optical communications network infrastructure equipment and integration and managed services, today announced financial results for the third quarter ended September 30, 2012.

“We have made solid progress executing on our strategic initiatives including building and investing in our optical communications system business and completing the divestitures of our Network Integration subsidiaries in France and Sweden,” said Barry Gorsun, MRV’s chief executive officer.

“In the third quarter, Network Equipment revenue grew 8% sequentially and we added 39 new customers. Our optical communications solutions are gaining momentum and in the quarter we won two large international Carrier Ethernet deployments with our OptiSwitch® solution, reflecting the strength of our technology. We are well positioned in the optical transport and carrier Ethernet markets and specifically in the rapidly growing mobile backhaul, data center and cloud computing verticals. We intend to leverage our strengths and continue investing in our optical communications systems to bring innovative products to the high growth segments of our market,” concluded Gorsun.

Third Quarter 2012 Results

MRV reported third quarter 2012 revenue of $51.6 million, compared with revenue of $55.0 million in the second quarter of 2012 and $54.2 million in the third quarter of 2011. Sequentially, MRV’s third quarter revenue was impacted by a 17% decline in Network Integration revenue that was primarily attributable to decreases in local currencies combined with lower product revenue and partially offset by 8% sequential growth in Network Equipment, which is substantially comprised of our optical communications systems business. The year-over-year decline in revenue was due to an 11% decline in Network Integration revenue related to lower product sales, delayed recognition upon acceptance of previously installed equipment and continued economic weakness in Europe. This decline was offset by a 1% year-over-year growth in Network Equipment revenue driven by increased sales for the OptiSwitch and related network optical communications components.

Gross margin for the third quarter of 2012 improved to 37.3%, compared with 34.4% in the second quarter of 2012, and 37.1% in the third quarter of 2011. Increased sales of higher gross margin products in the Company’s Network Equipment group primarily contributed to the year-over-year gross margin improvement, and to a lesser extent a reclassification of engineering labor to an expense. In the Network Integration group, margins declined due to highly competitive European markets that are driving increased pricing pressure, and a change in product and service revenue mix.

Operating expenses in the third quarter of 2012 were $20.3 million, or 39% of revenue, and included a $1.1 million goodwill impairment charge related to the Company’s subsidiary in Italy. Excluding this charge, operating expenses in the third quarter were $19.2 million or 37% of revenue, compared with $17.9 million, or 33% of revenue in the third quarter of 2011 and excluding a $3.7 million impairment charge related to the Company’s Swedish subsidiary, $18.6 million or 33% of revenue in the second quarter of 2012. The year-

over-year increase in operating expenses was primarily due to an increase in corporate operating expenses of $1.2 million attributable to legal fees associated with derivative litigation, and professional fees related to the sale of the Company’s Swedish and French Network Integration subsidiaries. Excluding the impairment charges in the second and third quarters of 2012, operating expenses increased sequentially also due to the aforementioned legal and professional fees.

Operating loss for the third quarter of 2012 was $1.0 million, and included a $1.1 million goodwill impairment charge related to the Company’s subsidiary in Italy. Excluding this charge, the operating profit in the third quarter was $0.1 million, compared with an operating profit of $2.2 million in the third quarter of 2011. Operating income included share-based compensation expense of $0.3 million and $0.4 million in the third quarter of 2012 and 2011, respectively. Operating income for MRV’s Network Equipment group was $2.2 million, a 69% increase compared with $1.3 million in the third quarter of 2011.

A more detailed discussion of MRV’s 2012 third quarter financial results, including an analysis by business segment, is included in the Management’s Discussion and Analysis section of the Company’s Form 10-Q filed today.

Recent Highlights

•                  MRV’s OptiSwitch solution was selected by CyC S.A., the telecommunications subsidiary for Argentina’s largest electricity company, to launch a Carrier Ethernet network capable of supporting wholesale mobile backhaul and other revenue-generating data services.

•                  MRV’s OptiSwitch and ProVision® products were selected for an international metro-Ethernet deployment in Asia.

•                  MRV expanded the award-winning OptiSwitch Carrier Ethernet Access portfolio with the introduction of a complete demarcation-to-aggregation solution, which comprises of the OptiSwitch 906G and OptiSwitch 9244-1210G models.

•                  MRV’s Fiber Driver® High Density 10G Transport Solution was recognized by TMC, a global, integrated media company, for exceptional innovation in advancing communications.

•                  MRV successfully completed the stockholder-approved divestitures of MRV’s Network Integration subsidiaries Alcadon-MRV AB and Interdata.

About MRV Communications, Inc.

MRV Communications, Inc. is a leading global provider of carrier Ethernet, wavelength division multiplexing optical transport, infrastructure management equipment and solutions, as well as network integration and managed services. MRV’s solutions enable the delivery and provisioning of next-generation optical transport and carrier Ethernet services over any fiber infrastructure. MRV provides equipment and services worldwide to telecommunications service providers, enterprises and governments, enabling network evolution and increasing efficiency, while reducing complexity and costs. Through its subsidiaries, MRV operates development centers in North America and Europe, along with support centers and sales offices around the world. For more information about MRV, visit http://www.mrv.com.

Forward Looking Statements

This press release may contain statements regarding future financial and operating results of MRV, management’s assessment of business trends, and other statements about management’s future expectations, beliefs, goals, plans or prospects and those of the market segments in which MRV is engaged that are based on management’s current expectations, estimates, forecasts and projections about MRV and its consolidated businesses and the respective market segments in which MRV’s businesses operate, in addition to management’s assumptions. Statements in this press release regarding MRV’s future financial and operating results, which are not statements of historical facts, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “envisions,” “estimates,” “targets,” “intends,” “plans,” “believes,” “seeks,” “should,” “could,” “forecasts,” “projects,” variations of such words and similar expressions, are intended to identify such forward-looking statements which are not statements of historical facts. These forward-looking statements are not guarantees of future performance nor guarantees that the events anticipated will occur or expected conditions will remain the same or improve. These statements involve certain risks, uncertainties and assumptions, the likelihood of which are difficult to assess and may not occur, including risks that each of its business segments may not make the expected progress in its respective market, or that management’s long-term strategy may not achieve the expected results. Therefore, actual outcomes, performance and results may differ from what is expressed or forecast in such forward-looking statements, and such differences may vary materially from current expectations.

For further information regarding risks and uncertainties associated with MRV’s businesses, please refer to the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and “Risk Factors” sections of MRV’s SEC filings, including, but not limited to, its annual report on Form 10-K for the year ended December 31, 2011, and its quarterly report on Form 10-Q for the quarter ended September 30, 2012, copies of which may be obtained by contacting MRV’s investor relations department or by visiting MRV’s website at http://www.mrv-corporate.com or the SEC’s EDGAR website at http://www.sec.gov.

All information in this release is as of September 30, 2012 unless otherwise stated. MRV undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in MRV’s expectations.

Contact:

Investor Relations:

MRV Communications, Inc.

(818) 886-MRVC (6782)

ir@mrv.com

or

Media Relations:

MRV Communications, Inc.

pr@mrv.com

MRV Communications, Inc

Statement of Operations

(In thousands, except per share data)

	Three Months Ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenue	$51,613	$54,193	$155,004	$166,596
Cost of goods sold	32,387	34,081	99,665	103,124
Gross profit	19,226	20,112	55,339	63,472
Operating expenses:
Product development and engineering	4,052	3,325	11,226	10,766
Selling, general and administrative	15,169	14,583	47,453	49,011
Impairment of goodwill	1,055	—	4,689	—
Total operating expenses	20,276	17,908	63,368	59,777
Operating income (loss)	(1,050)	2,204	(8,029)	3,695
Interest Expense	(82)	(216)	(540)	(653)
Gain from settlement of deferred Consideration obligation	—	—	2,314	—
Other income (loss), net	57	(48)	24	(260)
Income (loss) from continuing operations before taxes	(1,075)	1,939	(6,231)	2,781
Provision (benefit) for income taxes	1,252	(295)	2,573	2,217
Net income (loss) of continuing operations	(2,327)	2,234	(8,804)	565

Income (loss) from discontinued operations, net of income taxes of $0 in 2012 and $841 in 2011	—	(153)	7,975	(894)
Net income (loss)	(2,327)	2,081	(829)	(329)

Net income (loss) per share - basic:
From continuing operations:	$(0.01)	$0.01	$(0.06)	$0.00
From discontinued operations:	$—	$(0.00)	$0.05	$0.01
Net income (loss) per share - basic (1)	$(0.01)	$0.01	$(0.01)	$0.00

Net income (loss) per share - diluted:
From continuing operations:	$(0.01)	$0.01	$(0.06)	$0.00
From discontinued operations:	$—	$(0.00)	$0.05	$0.01
Net income (loss) per share - diluted (1)	$(0.01)	$0.01	$(0.01)	$0.00

Weighted average number of shares:
Basic	155,314	157,535	156,939	157,518
Diluted	155,314	158,601	156,939	157,518

(1) Amounts may not add due to rounding.

MRV Communications, Inc

Balance Sheet

(In thousands)

	September 30,	December 31,
	2012	2011
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$39,036	$71,352
Short-term marketable securities	—	—
Restricted time deposits	326	380
Accounts receivable, net	50,057	55,654
Other recievables	9,040	11,604
Inventories	30,873	28,134
Deferred income taxes	1,662	1,660
Other current assets	7,657	5,168
Current assets from discontinued operations held for sale	—	24,810
Total current assets	138,651	198,762
Property and equipment, net	6,442	6,789
Goodwill	324	5,156
Deferred income taxes, net of current portion	3,732	4,113
Intangibles, net	400	0
Other assets	749	574
Noncurrent assets from discontinued operations	—	15,295
Total assets	$150,298	$230,689

Liabilities and stockholders’ equity
Current liabilities:
Short-term debt	$7,227	$8,987
Deferred consideration payable	233	4,615
Accounts payable	21,900	31,359
Accrued liabilities	22,341	20,924
Deferred revenue	11,741	10,985
Other current liabilities	236	1,693
Current liabilities from discontinued operations held for sale	—	3,236
Total current liabilities	63,678	81,799
Other long-term liabilities	6,230	6,209
Long-term liabilities from discontinued operations	—	467
Commitments and contingencies

Stockholders’ equity:
Issued — 161,285 shares in 2012 and 160,609 shares in 2011
Outstanding — 151,925 shares in 2012 and 157,704 in 2011	271	270
Additional paid-in capital	1,291,450	1,337,935
Accumulated deficit	(1,208,008)	(1,207,178)
Treasury stock — 8,535 shares in 2012 and 2,692 shares in 2011	(6,076)	(3,271)
Accumulated other comprehensive income	2,753	14,458
Total stockholders’ equity	80,390	142,214
Total liabilities and stockholders’ equity	$150,298	$230,689